Exhibit 99.1

Landec Corporation Reports Third Quarter and First Nine Months Fiscal Year 2010 Results

Value-Added Fresh-Cut Vegetable Revenues Increased 8% in the Third Quarter

MENLO PARK, Calif.--(BUSINESS WIRE)--March 30, 2010--Landec Corporation (Nasdaq:LNDC), today reported results for the third quarter and first nine months of fiscal year 2010. For the third quarter of fiscal year 2010, revenues increased 8% to $58.1 million versus revenues of $53.9 million in the third quarter of fiscal year 2009. Net income for the third quarter of fiscal year 2010 increased 13% to $1.7 million or $0.07 per diluted share compared to net income of $1.5 million or $0.06 per diluted share in the third quarter of the prior year.

“While revenues increased 8% during the third quarter of fiscal year 2010 compared to the third quarter of fiscal year 2009, net income increased 13% compared to both last year’s third quarter and this year’s second quarter,” stated Gary Steele, Chairman and CEO of Landec. “Notably, value-added fresh-cut vegetable revenues for Apio, Inc., Landec’s food subsidiary, increased $3.5 million, or 8%, during this year’s third quarter compared to last year’s third quarter primarily due to an increase in Apio’s overall market share. In addition, gross profit for the value-added fresh-cut vegetable business increased $763,000 or 17% from the year ago quarter and $1.1 million or 27% from the prior quarter.”

Mr. Steele added, “According to syndicated market data, the overall industry unit volume sales in the fresh-cut vegetable category increased 7% during the nine months ended February 28, 2010 compared to the same period a year ago. For Apio, unit volume sales in the fresh-cut vegetable category for the same nine months ended February 28, 2010 increased 21% compared to the same period last year. We believe that industry unit volume sales in the fresh-cut vegetable category will continue to grow during the next year as long as the economy continues to improve and consumers return to buying fresh, nutritious and conveniently packaged produce products.”

For the third quarter of fiscal year 2010, Landec’s net income increased to $1.7 million from $1.5 million during the third quarter of fiscal year 2009. Net income increased due to a $763,000 increase in gross profit in Apio’s value-added vegetable business primarily due to gross profit on increased revenues and from improved operational performance. This increase in net income was partially offset by (1) a $207,000 increase in operating expenses at Landec Ag as a result of the modified agreement with Monsanto, (2) a $101,000 decrease in gross profit for Apio Packaging due to the contractually planned decrease in Chiquita minimums, (3) a $140,000 decrease in gross profit in the Technology Licensing business primarily due to the completion of the Air Products licensing payments during the third quarter of fiscal year 2009, and (4) a $78,000 decrease in interest income due to lower yields on investments compared to the yields from investments in the same period last year.

Revenues for the first nine months of fiscal year 2010 decreased $3.7 million, or 2%, to $180.0 million from revenues of $183.7 million for the same period a year ago. Net income for the first nine months decreased $425,000 to $5.5 million or $0.20 per diluted share from net income of $5.9 million or $0.22 per diluted share for the same period last year.

The $3.7 million decrease in revenues during the first nine months of fiscal year 2010 compared to the first nine months of fiscal year 2009 was partially due to there being 40 weeks in the first nine months of last year compared to 39 weeks in the first nine months of this year. The extra week last year resulted in approximately $5.0 million of additional revenues during the first nine months of fiscal year 2009 compared to first nine months this year. For Apio’s trading business, in addition to having one less week of revenues during the first nine months of this year, revenues decreased an additional $7.2 million due to $2.7 million of decreased sales in our domestic buy/sell business as a result of the Company’s decision to exit virtually all of this business and from a $4.5 million decrease in export sales primarily due to a shortage of export fruit produce during the first half of fiscal year 2010. These decreases in revenues were partially offset by a $9.3 million increase in revenues, after excluding the $3.1 million of revenues for the extra week last year, from Apio’s value-added fresh-cut vegetable business.

Net income for the first nine months of fiscal year 2010 decreased $425,000 compared to the first nine months of last year, primarily due to: (1) an approximate $600,000 decrease in gross profit due to one less week in the first nine months of fiscal year 2010 compared to the first nine months last year, (2) a $406,000 decrease in gross profit for Apio Packaging due to the contractually planned decrease in Chiquita minimums and a decrease in R&D funding from Apio’s R&D agreement with the U.S. Military which was completed at the end of the second fiscal quarter of 2009, (3) a $576,000 decrease in gross profit in the Technology Licensing business primarily due to the completion of the Air Products licensing payments during the third quarter of fiscal year 2009, and (4) a $336,000 decrease in interest income due to lower yields on investments compared to the yields from investments in the same period last year. These decreases were partially offset by an $840,000 reduction in our income tax expense due primarily to lower pre-tax income. For the first nine months of fiscal year 2010, cash flow from operations increased 12% to $7.1 million compared to the first nine months of fiscal year 2009. The Company ended the quarter with $69.6 million of cash and marketable securities.

Landec Third Quarter 2010 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, March 31, 2010 during which senior management of Landec will present an overview of results for the third quarter and first nine months of fiscal year 2010. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 802-4322 or (703) 639-1319 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, April 7, 2010 by calling (888) 266-2081 or (703) 925-2533, code #1441598.

Landec Corporation is a materials science company that designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, new product introductions, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2009 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)

	February 28, 2010	May 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$69,621	$65,957
Accounts receivable, net	14,658	15,903
Inventories, net	6,588	5,829
Notes and advances receivable	375	186
Deferred taxes	1,835	2,161
Prepaid expenses and other current assets	2,378	1,298
Total Current Assets	95,455	91,334

Property and equipment, net	24,097	22,743
Intangible assets, net	35,589	35,589
Other assets	4,431	3,832
Total Assets	$159,572	$153,498

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$11,361	$12,729
Income taxes payable	84	107
Accrued compensation	1,319	1,112
Other accrued liabilities	1,773	1,805
Deferred revenue	4,128	3,430
Total Current Liabilities	18,665	19,183

Deferred revenue	1,500	3,000
Deferred taxes	5,611	4,119

Stockholders' Equity
Common stock	26	26
Additional paid-in capital	117,410	116,158
Accumulated other comprehensive income	94	—
Retained earnings	14,674	9,222
Total Stockholders' Equity	132,204	125,406
Noncontrolling interest	1,592	1,790
Total Equity	133,796	127,196
Total Liabilities and Stockholders’ Equity	$159,572	$153,498

LANDEC CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands, except per-share data) (unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	March 1,	February 28,	March 1,
	2010	2009	2010	2009
Revenues:
Product sales	$55,812	$51,242	$172,694	$175,370
Services revenues	721	930	2,800	3,086
License fees	1,350	1,550	4,050	4,650
Research, development, and royalty revenues	250	189	464	595
Total revenues	58,133	53,911	180,008	183,701

Cost of revenue:
Cost of product sales	49,324	45,574	153,259	155,957
Cost of services revenues	682	746	2,335	2,473
Total cost of revenue	50,006	46,320	155,594	158,430

Gross profit	8,127	7,591	24,414	25,271

Operating costs and expenses:
Research and development	999	891	2,880	2,647
Selling, general and administrative	4,386	4,153	13,138	13,278
Total operating costs and expenses	5,385	5,044	16,018	15,925
Operating income	2,742	2,547	8,396	9,346

Interest income	142	220	696	1,032
Interest expense	(4)	(2)	(8)	(6)
Net income before taxes	2,880	2,765	9,084	10,372
Income taxes	(1,072)	(1,115)	(3,249)	(4,089)
Consolidated net income	1,808	1,650	5,835	6,283
Noncontrolling interest	(74)	(110)	(383)	(406)
Net income applicable to Common Stockholders	$1,734	$1,540	$5,452	$5,877

Diluted net income per share	$0.07	$0.06	$0.20	$0.22

Shares used in diluted per share computations	26,645	26,564	26,644	26,763

LANDEC CORPORATION
THIRD QUARTER ENDED FEBRUARY 28, 2010
QUESTIONS AND ANSWERS

1) Based on your results for the first nine months of fiscal year 2010, are you going to change your guidance for the year?

Despite several non-recurring items in fiscal year 2009 that are outlined below, our initial guidance was that both revenues and net income are projected to be flat to slightly higher in fiscal year 2010 compared to fiscal year 2009. At this point in time, because of the significant decrease in revenues from Apio’s lower margin trading business during the first half of fiscal year 2010, we now expect revenues to be flat to slightly lower than last year and we expect net income to be approximately the same as last year.

As a reminder, in the prior fiscal year 2009, we realized significant non-recurring revenues and income that will not recur in the current fiscal year 2010. The approximate revenues and pre-tax income from the non-recurring items in fiscal year 2009 were as follows (in thousands):

	Non-recurring Items in Fiscal Year 2009
	Revenues	Pre-tax Income
Extra week in fiscal year 2009	$5,000	$600
Contractual reduction of Chiquita minimums	700	700
Completion of Air Products license fees in 2009	600	600
Contractual reduction of Air Products minimums	500	500
Planned reduction in domestic buy/sell business	2,700	100
Total Non-Recurring Revenues and Income	$9,500	$2,500

In addition to the non-recurring revenues outlined above, export revenues for the first nine months of fiscal year 2010 were $4.5 million lower than the first nine months last year due to shortages of export fruit produce which were not anticipated.

Despite (1) the non-recurring revenues and income in fiscal year 2009, (2) the lower than expected export revenues during the first nine months of fiscal year 2010, (3) adverse weather in California and Florida in March 2010, and (4) the lower interest income during the first nine months of fiscal year 2010, we believe we can achieve flat to slightly lower revenues and approximately the same net income compared to last year based on the following:

a) We expect the fresh-cut vegetable category to continue to grow and we expect to exceed the category growth by continuing to gain market share.

b) We expect that our effective income tax rate for all of fiscal year 2010 will be 37% compared to 42% in fiscal year 2009 due primarily to state reapportionment.

In addition, cash flow from operations is projected to be flat to slightly higher in fiscal year 2010 compared to fiscal year 2009. Capital expenditures are projected to increase by 20% to 30% in fiscal year 2010 compared to fiscal year 2009 due to a 40,000 square foot expansion of Apio’s value-added fresh-cut vegetable processing plant to meet projected increases in market share, as well as investments in equipment and productivity enhancing initiatives.

2) What are Landec’s growth initiatives over the next 24 months?

a) We plan to increase Apio’s value-added revenues by taking additional market share through customer expansion and new product introductions.

b) We expect Chiquita to expand its Chiquita-to-Go® banana program and we are optimistic that Chiquita has the appropriate strategy and sales infrastructure in place to maximize the potential of the Chiquita-to-Go banana program.

c) We expect Chiquita to start rolling out its new Fresh & Ready™ avocado program to retail grocery chains this summer.

d) We expect revenues and profits from our Air Products profit sharing collaboration to grow with the introduction of new products over the next year.

e) We plan to advance our Intelimer polymer technology program with Monsanto focused on specific applications of seed treatments which could lead to Landec entering into a long-term polymer supply agreement with Monsanto.

f) We are looking to acquire and/or invest in at least one company that has technology and products that are synergistic with our Intelimer polymer technology and/or channels of distribution.

g) We plan to identify at least one new licensing partner for our Intelimer polymer technology, specifically in the fields of drug delivery and/or value-added coatings.

h) We expect to advance our collaboration with Monsanto’s Seminis Vegetable Seed business with the goal of an initial commercial launch beginning in mid-fiscal year 2011.

3) What are the key challenges that the Company has to manage?

a) We expect that raw material costs for produce are going to continue to increase in the future primarily due to increased land costs associated with farming in California.

b) We believe there will be increased margin pressure in our value-added fresh-cut vegetable business due to the continued difficulty in our ability to increase prices in the current economic environment and due to competitive pressures.

c) We believe that license deals with upfront license fees are going to be more difficult to consummate and will take longer to complete given the current economic uncertainty.

d) We have to continue to develop and execute a plan to replace the $5.4 million of revenues and gross profit currently being generated from the Monsanto licensing agreement which ends in November 2011.

4) Why are value-added fresh-cut vegetable revenues for the first nine months of fiscal year 2010, compared to the year ago period, up 5% when unit volume sales are up 21%?

The difference is primarily due to the change in product mix to higher sales of lower priced bag products from higher priced tray products and a shift in consumer purchases to smaller quantity items. In addition, as an investment in continuing efforts to increase market share, we incurred a higher amount of promotional expenses than normal during the first nine months of fiscal year 2010 which is accounted for as a reduction of revenues.

5) What is happening with Aesthetic Sciences?

As a reminder, Aesthetic Sciences (“AS”) is a start up company that was founded in late 2005. AS licensed Landec’s Intelimer polymer technology for use in specific medical device applications. As part of the technology license agreement, Landec received an equity interest in AS valued and recorded at $1.8 million. While investigating potential uses for our Intelimer polymers, AS developed a new delivery device called the Smartfil™ Injection System. AS has recently received clearance from the FDA and the European Union to make and sell its Smartfil Injection System in the U.S. and Europe. The management of AS is looking to license or sell the rights to its Smartfil Injection System and is currently in discussions with third parties. We are currently uncertain about the timing or likelihood of a license arrangement or a sale. If a license or a sale is not consummated, or the value derived is less than currently anticipated, it would result in Landec having a non-cash write down of most, if not all, of its $1.8 million non-cash investment in AS. If there is a write down or write off of our investment in AS, it would most likely occur before the end of our fiscal year 2010.

6) How is the M&A search progressing?

As previously disclosed, our search for opportunities outside of the food industry involves the hiring of an outside M&A advisor to assist us in identifying potential targets based on the target having technology and/or commercial products that are synergistic with our Intelimer polymer technology. We have identified targets that could be of interest to Landec. We will keep you updated on our progress.

7) How much of this year’s tax expense are you expecting to actually have to pay?

Because of the benefit of substantial net operating losses, primarily from the repurchase of subsidiary options, plus tax credit carry forwards, we are estimating that in fiscal year 2010 Landec will pay only 20% of our GAAP income tax expense in cash, for an effective cash tax rate of approximately 7%, resulting in the preservation of cash and a favorable impact on our cash balance.

8) How do the results by line of business for the three and nine months ended February 28, 2010 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 2/28/10	Three months ended 3/1/09	Nine months ended 2/28/10	Nine months ended 3/1/09
Revenues:
Apio Value Added (a)	$47,481	$43,936	$130,505	$124,252
Apio Packaging (b)	564	586	1,721	2,055
Technology Subtotal	48,045	44,522	132,226	126,307
Apio Trading (c)	8,489	7,650	43,265	52,301
Total Apio	56,534	52,172	175,491	178,608
Tech. Licensing (d)	1,599	1,739	4,517	5,093
Total Revenues	58,133	53,911	180,008	183,701

Gross Profit:
Apio Value Added	5,385	4,622	15,500	15,287
Apio Packaging	480	581	1,501	1,907
Technology Subtotal	5,865	5,203	17,001	17,194
Apio Trading	663	649	2,896	2,984
Total Apio	6,528	5,852	19,897	20,178
Tech. Licensing	1,599	1,739	4,517	5,093
Total Gross Profit	8,127	7,591	24,414	25,271

R&D:
Apio	275	306	876	980
Tech. Licensing	724	585	2,004	1,667
Total R&D	999	891	2,880	2,647

S,G&A:
Apio	3,047	2,785	9,159	9,422
Corporate	1,339	1,368	3,979	3,856
Total S,G&A	4,386	4,153	13,138	13,278

Other (e):
Apio	(16)	(34)	(235)	(62)
Corporate	(992)	(973)	(2,709)	(3,407)
Total Other	(1,008)	(1,007)	(2,944)	(3,469)

Net Income (Loss):
Apio	3,190	2,727	9,627	9,714
Tech. Licensing	875	1,154	2,513	3,426
Corporate	(2,331)	(2,341)	(6,688)	(7,263)
Net Income	$1,734	$1,540	$5,452	$5,877

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP.

b) Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c) Apio’s Trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d) Included in Tech. Licensing are the Intellicoat® license fees from Monsanto and Landec Ag's operating expenses.

e) Included in Other are net interest income, non-operating income/(expense) and income tax expense.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 415-816-8868